Exhibit 10.3

FORBEARANCE AGREEMENT

This Forbearance Agreement (this “Agreement”) is made as of September 1, 2023 (the “Forbearance Effective Date”), by and among TPHGREENWICH OWNER LLC, a Delaware limited liability company (“Borrower”), TRINITY PLACE HOLDINGS INC., a Delaware corporation (“Indemnitor”), and MACQUARIE PF INC., a Delaware corporation, as administrative agent and lender (together with its successors and/or assigns, “Lender”).  Borrower and Indemnitor are herein referred to individually as a “Borrower Party” and collectively as the “Borrower Parties”.

RECITALS:

A.Reference is hereby made to (i) that certain Master Loan Agreement dated as of October 22, 2021 by and between Borrower and Lender (as heretofore amended and as the same may be further amended, restated, replaced or otherwise modified from time to time, the “Master Loan Agreement”), pursuant to which Lender agreed to make to Borrower a term loan in the principal amount of $28,961,945.00, (ii) that certain Amended and Restated Building Loan Agreement dated as of October 22, 2021 by and between Borrower and Lender (as heretofore amended and as the same may be further amended, restated, replaced or otherwise modified from time to time, the “Building Loan Agreement”), pursuant to which Building Loan Agreement and Master Loan Agreement Lender agreed to make to Borrower a building loan in the maximum aggregate principal amount to $128,197,878.00, and (iii) that certain Project Loan Agreement dated as of October 22, 2021 by and between Borrower and Lender (as heretofore amended and as the same may be further amended, restated, replaced or otherwise modified from time to time, the “Project Loan Agreement”; the Master Loan Agreement, the Building Loan Agreement and the Project Loan Agreement, collectively, the “Loan Agreement”), pursuant to which Lender agreed to make to Borrower a project loan in the maximum aggregate principal amount of $9,540,177.00.  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Master Loan Agreement.

B.As used herein, the Loan Agreement and all other instruments evidencing, securing or pertaining to the Loan including the Note, the Mortgage, the Environmental Indemnification Agreement, the Recourse Guaranty Agreement, the Interest and Carry Guaranty, the Completion Guaranty, now or from time to time hereafter executed and delivered to Lender in connection with the Loan, are referred to collectively herein as the “Loan Documents”.

C.Reference is hereby made to that certain Amended and Restated Mezzanine Loan Agreement dated as of October 22, 2021 by and among TPHGREENWICH SUBORDINATE MEZZ LLC, a Delaware limited liability company (“Mezzanine Borrower”), TPHGREENWICH MEZZ LLC, a Delaware limited liability company (“Additional Pledgor”), TPHS LENDER II LLC, a Delaware limited liability company, as lender (“Mezzanine Lender”) and TPHS LENDER II LLC, a Delaware limited liability company, as administrative agent for the benefit of Lender (“Mezzanine Administrative Agent”) (as heretofore amended and as the same may be further amended, restated, replaced or otherwise modified from time to time, the “Mezzanine Loan Agreement”), pursuant to which Mezzanine Lender made a mezzanine loan in the original principal amount of $30,270,789.73 (the “Mezzanine Loan”) to Mezzanine Borrower.

D.The Borrower Parties have requested, and Lender has agreed, to forbear from exercising its rights and remedies under the Loan Documents and/or applicable law with respect to the prospective defaults, prospective Event of Default and Events of Defaults set forth on Annex I (all of the foregoing, including any cross-defaults resulting therefrom, collectively, the “Forbearance Defaults”), subject to the terms and conditions set forth herein.

E.Reference is hereby also made to the term sheets attached as Exhibits A and B (the “Term Sheets”) which describe, in summary form, transactions (collectively, the “Strategic Transaction”) that the Borrower Parties and their affiliates are willing to consummate.

NOW THEREFOR, in consideration of the promises set forth above and the covenants and agreements hereafter set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged by all parties, it is agreed as follows:

1.Incorporation of Recitals. The Parties hereby represent and acknowledge that the foregoing recitals are true and accurate, and said foregoing recitals are hereby incorporated herein as part of this Agreement as though set forth at length herein.

2.Forbearance. Notwithstanding the Forbearance Defaults, and subject to the provisions of this Agreement, Lender agrees that, until the expiration or earlier termination of the Forbearance Period (as defined below), Lender will forbear from exercising its rights and remedies under the Loan Documents and/or applicable law solely with respect to the Forbearance Defaults; provided, however, that nothing herein shall restrict, impair or otherwise affect the exercise of Lender’s rights under this Agreement; and provided, further, that no such forbearance shall constitute a waiver with respect to the Forbearance Defaults (other than as set forth in the following sentence) and during the Forbearance Period, Lender shall be entitled (but not obligated, except to the extent that Borrower requests such protective advances and Lender approves the same (which approval shall not be unreasonably withheld, conditioned or delayed)) to make one or more protective advances under the Project Loan Agreement in the amount of $368,011.25 for the amounts listed on Exhibit D, and marketing expenses, operating expenses and Impositions to be paid for by Borrower that are not funded from collections of common charges, each approved by Lender in its reasonable discretion (the “Protective Advances”), which Protective Advances shall, notwithstanding the Contract Rate under the Loan Agreement, accrue interest at a per annum rate of Term SOFR plus eleven percent (11%) calculated on the basis of a three hundred sixty (360) day year and the actual number of days in the applicable period for which interest is being calculated.  Borrower hereby requests that Lender make on the date hereof a Protective Advance to reimburse Lender for the costs and expenses shown on Exhibit D attached hereto and Lender agrees to make such Protective Advance. This Agreement to forbear from exercise of such remedies shall expire automatically without any further action by Lender and be completely null and void upon the filing of a petition in bankruptcy by or against any Borrower Party or upon the occurrence of any Forbearance Agreement Default (as defined below).  Upon the occurrence of any such bankruptcy or Forbearance Agreement Default, Lender may immediately exercise and pursue any of its rights and remedies under this Agreement, under any of the Loan Documents, or otherwise available to it at law or in equity.  During the Forbearance Period, Lender shall be entitled to exercise all non-default rights under the Loan Documents. Notwithstanding anything to the foregoing, this Agreement shall only constitute an agreement by Lender to forbear from enforcing its respective rights and remedies under the Loan Documents solely with respect to the

Forbearance Defaults.  As used in this Agreement, “Forbearance Agreement Default” shall mean: (1) any breach or default by any Borrower Party under this Agreement; or (2) any Event of Default occurs or has occurred under the Loan Documents, other than the Forbearance Defaults.  During the Forbearance Period, Lender shall continue to make Loan Advances subject to and upon the terms and conditions of the Loan Documents (other than the condition that Forbearance Defaults shall not exist, which Forbearance Defaults shall be deemed waived solely for purposes of the conditions to such Loan Advances).

3.Forbearance Period. The “Forbearance Period” shall mean the period beginning on the Forbearance Effective Date and ending on the earlier of (a) a Termination Event and (b) November 15, 2023.  In no event shall the Forbearance Period be extended except in writing by Lender, which Lender is under no obligation to do so. Notwithstanding the foregoing, the Forbearance Period shall immediately terminate upon (i) November 15, 2023, (ii) the occurrence of any Event of Default other than the Forbearance Defaults, (iii) the failure of Borrower to satisfy the conditions to forbearance as set forth in this Agreement, time being of the essence with respect to such satisfaction, including the conditions set forth in Section 4 of this Agreement, (iv) the failure of any representation or warranty made by the Borrower Parties in Section 7 of this Agreement to be true and correct in all material respects, (v) termination of the Forbearance Period (as defined in that certain Forbearance Agreement, by and among Mezzanine Borrower, Additional Pledgor, Indemnitor, Mezzanine Lender and Mezzanine Administrative Agent) (the “Mezzanine Loan Forbearance Agreement”), (vi) the commencement of any enforcement action, including a UCC public auction or UCC strict foreclosure by the Mezzanine Lender or a comparable exercise of remedy under the Mezzanine Loan Agreement or other Loan Document (as defined in the Mezzanine Loan Agreement) which would cause the transfer of the Collateral (as defined in the Mezzanine Loan Agreement), (vii) Conversant Capital LLC (“Conversant”) states in writing that it is no longer pursuing a transaction with Indemnitor on substantially similar terms (with such revisions as are reasonably acceptable to Lender) to those outlined in the executed term sheet dated August 24, 2023, and is not replaced by a third party that is pursuing a substantially similar transaction (with such revisions as are reasonably acceptable to Lender) within thirty (30) days after such termination or (viii) TPHS Lender LLC and TPHS Lender II LLC (collectively, “DKCM”) states in writing that it is no longer pursuing a transaction with Indemnitor on substantially similar terms (with such revisions as are reasonably acceptable to Lender) to those outlined in the executed term sheet dated August 24, 2023, and is not replaced by a third party that is pursuing a substantially similar transaction (with such revisions as are reasonably acceptable to Lender) within thirty (30) days after such termination  (each referred to herein individually and collectively as a “Termination Event”). Upon the expiration or earlier termination of the Forbearance Period as a result of the occurrence of a Termination Event, Lender may pursue and/or commence any legal or other action to enforce and collect any or all of the Borrower Parties’ obligations under the Loan Documents, which shall include, without limitation, the right to collect interest at the Default Rate on a retroactive basis from and including the date any Forbearance Default occurred.

4.Conditions to Forbearance. As a material inducement for Lender to enter this Agreement and to forbear from enforcing its rights under the Loan Documents during the Forbearance Period on the terms set forth in this Agreement, and as an express condition of such forbearance, the Borrower Parties agree as follows:

a.	the Borrower Parties shall have signed Term Sheets for the Strategic Transaction and are diligently working to document and to consummate the Strategic Transaction;
b.	No later than September 8, 2023, the Borrower Parties and DKCM shall provide a comprehensive mark-up of the mortgage loan restructuring term sheet attached hereto as Exhibit C;
c.

The Borrower Parties shall use commercially reasonable efforts to facilitate recurring calls or meetings with representatives of Lender, SPD Advisory Group (Lender’s construction consultant), Gilbane Residential Construction LLC (the general contractor) and Gardiner & Theobold, Inc. (Borrower’s representative), at times and locations reasonably convenient for Lender, expected to be bi-weekly during the Forbearance Period but at a frequency to be determined by Lender in its reasonable discretion (but in no event more than once every calendar week);

d.

Each of the Borrower Parties and DKCM shall provide written confirmation (which may be by email to Lender at Jackie.Hamilton@macquarie.com and Gautham.Srinivas@macquarie.com) confirming that the parties are diligently working in good faith to negotiate and execute documentation and to progress towards closing of each Strategic Transaction, which written confirmation shall be delivered to Lender on each of September 22, 2023, October 18, 2023 and November 1, 2023;

e.	Borrower hereby waives any notice and/or cure periods set forth in the Loan Documents solely with respect to the Forbearance Defaults; and

5.Time of the Essence. Time is of the essence in this Agreement.

6.Default Interest. Subject to the satisfaction of all conditions to forbearance set forth herein prior to the expiration of the Forbearance Period and the consummation of the Restructuring (as hereinafter defined), Lender shall waive Borrower’s obligation to pay interest during the Forbearance Period, it being agreed, however, that such interest shall continue to accrue during the Forbearance Period; provided, however, that in the event that all conditions to forbearance set forth in this Agreement are not satisfied prior to the expiration (or earlier termination) of the Forbearance Period, in addition to all of the other obligations of the Borrower Parties set forth in the Loan Documents, all interest from and after the date any Forbearance Default occurs shall be calculated at the Default Rate and become immediately due and payable by Borrower, without notice or cure period.

7.Representations and Warranties. Each of the Borrower Parties hereby represents, warrants, covenants and acknowledges as follows, as of the Forbearance Effective Date:

a.	Except for the Forbearance Defaults, no Event of Default has occurred or is continuing.

b.

Such Borrower Party is not presently aware of the existence of any default other than the Forbearance Defaults and defaults resulting from the financial condition of Borrower, Indemnitor or any Affiliate thereof (without any duty to investigate).

c.

Each of the representations and warranties made in the Loan Documents (other than those relating to the financial condition of Borrower, Indemnitor or any Affiliate thereof) are true, correct and complete as of the Forbearance Effective Date as if made on the Forbearance Effective Date (subject to such changes as may have resulted from acts, omissions, events or circumstances that do not have a Material Adverse Effect and do not constitute a Potential Event of Default or Event of Default under the Loan Documents) (except no certification is made with respect to representations and warranties which are made as to a specific date).

d.

Each Borrower Party has the full power and authority to enter into and perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement by such Borrower Party (i) has been duly and validly authorized by all necessary action on the part of such Borrower Party, (ii) does not conflict with or result in a violation of such Borrower Party’s partnership, operating or membership agreement or any judgment, order or decree of any court or arbiter in any proceeding to which such Borrower Party is a party, (iii) does not conflict with or constitute a breach of, or constitute a default under, any contract, agreement or other instrument by which such Borrower Party is bound or to which it is a party, (iv) does not result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents and Permitted Encumbrances) upon any asset or property of any Borrower or Indemnitor pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which any Borrower or Indemnitor is a party or by which, as applicable, any Borrower’s or Indemnitor’s assets or properties is subject, and (v) does not result in any violation of the provisions of any Legal Requirements of any Governmental Authority having jurisdiction over, as applicable, any Borrower or Indemnitor or any Borrower’s or Indemnitor’s assets or properties.

e.	This Agreement constitutes a legal, valid and binding obligation of each Borrower Party, enforceable against such Borrower Party in accordance with its terms.
f.

No consent (other than the consent of a party hereto and Mezzanine Lender), approval, authorization, order, registration or qualification of or with any court or any other Governmental Authority is required for any Borrower Party to enter into and perform its obligations under this Agreement, and each Borrower Party hereby agrees to and does indemnify, defend and hold harmless Lender from and against any and all loss, damage or liability whatsoever, including, without limitation, reasonable attorneys’ fees and costs, arising from any failure to obtain the consent of any such Person which is not a party hereto.

g.

As of the date hereof, (i) no Borrower Party possesses any defenses, claims, rights of set-off, counterclaims or other causes of action against Lender, including, but not limited to, setoff, estoppel, waiver, cancellation of instruments, rescission or excuse of performance, arising out of, or in connection with, the Loan Agreement or any of the other Loan Documents, or against any of the obligations evidenced or secured thereby, (ii) Lender is not in default of any of its obligations, and Lender has fully performed all of its obligations, in each case, under the Loan Documents, and (iii) each Borrower Party acknowledges and agrees that all sums advanced by Lenders under the Loan Documents are duly and properly secured by a Lien on the Mortgaged Property to the full extent thereof.

h.

Each Borrower Party acknowledges, admits and agrees that, based on the Forbearance Defaults that Lender could declare, the entire outstanding principal balance of the Loan would be due and payable in full, together with all late charges, accrued interest (calculated at the Default Rate), and all other sums secured by the Loan Documents and Lender is presently unconditionally entitled to exercise all available remedies under the Loan Documents, including, without limitation, foreclosure under the Mortgage.

i.

The Loan Documents to which such Borrower Party is a party, as modified by this Agreement, are in full force and effect and remain enforceable in accordance with their respective terms.  The terms and conditions of the Loan Documents to which such Borrower Party is a party are commercially reasonable and constitute good faith and fair dealing on the part of Lender.  Each Borrower Party hereby (i) unconditionally ratifies and confirms, renews and reaffirms, in all respects and without condition, all of its obligations, indebtedness and liabilities under the Loan Agreement and the other Loan Documents to which such Borrower Party is a party and all of the terms, covenants and conditions set forth in the Loan Agreement and the other Loan Documents to which such Borrower Party is a party.

j.

Since Borrower’s acquisition of the Mortgaged Property, the Mortgaged Property has been (and shall continue to be) operated as a single property or project, which generates substantially all of Borrower’s gross income, and Borrower hereby confirms, for the benefit of Lender, that the Property qualifies (and shall continue to qualify) as  “single asset real estate” (as defined in Section 101(51B) of the United States Bankruptcy Code) for all purposes under the United States Bankruptcy Code, including with respect to Section 362(d)(3) thereof.

k.	The Extension Option is no longer a viable option to Borrower as a result of the Forbearance Defaults.

l.

The Term Sheets for the Strategic Transaction have been duly executed by Indemnitor, and assuming that the Term Sheets have been duly authorized, executed and delivered by all parties thereto other than Indemnitor and its Affiliates, are in full force and effect.

8.Release of Lender.

a.Each of the Borrower Parties, on behalf of themselves and each of their Affiliates and their respective successors and assigns, heirs, legal representatives and constituents (collectively, the “Releasing Parties” and each a “Releasing Party”) hereby fully, forever, unconditionally and irrevocably release, acquit and forever discharge the Released Parties (as defined below) from any and all claims, demands, debts, actions, causes of action, suits, defenses, offsets against the Indebtedness and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in tort, at law or in equity (collectively, a “Claim” or the “Claims”), including without limitation, such Claims and defenses as fraud, mistake, duress, usury and any other claim of so-called “lender liability”, which the Borrower Parties ever had, now have or might hereafter have against the Released Parties, jointly or severally, for or by reason of any matter, cause or thing whatsoever occurring prior to the date of execution of this Agreement in respect of (i) Lender’s administration of the Loan, (ii) the Loan Documents, (iii) this Agreement, (iv) the Mortgaged Property and the Collateral and (v) the Indebtedness from the beginning of the world to and including the date of execution of this Agreement (collectively, “Existing Claims”).  As used in this Section 8, “Released Parties” means, collectively, Lender and its past, present, and future predecessors, successors, subsidiaries, parent entities, assigns, participants, shareholders, partners, members, owners, other principals, affiliates, managers, and, with respect to each of the foregoing entities and individuals, each of their respective predecessors, successors, assigns, participants and past and present shareholders, partners, members, owners, other principals, affiliates, managers, employees, officers, directors, attorneys, agents, other representatives, insurers and any other individuals and/or entities claiming or acting by, through, under or in concert with each such entity or individual.

b.Each Borrower Party acknowledges and agrees that factual matters now unknown to it may have given or may hereafter give rise to Existing Claims which are presently unknown, unanticipated and unsuspected, and each Borrower Party further agrees, represents and warrants that the waivers and releases in this Section 8 have been negotiated and agreed upon in light of that realization and that each Borrower Party nevertheless hereby intends to fully, forever and irrevocably release, discharge and acquit the Released Parties from any such unknown Existing Claims.

c.Each Borrower Party covenants and agrees never to institute or cause to be instituted or continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against the Released Parties with respect to any Existing Claim. If any Borrower Party (and/or any of its Affiliates or the respective successors and assigns, heirs, legal representatives and constituents of such Borrower Party and/or any of its Affiliates) violates the covenant set forth in the immediately preceding sentence, Borrower Parties agree to pay, in addition to such other damages as any of the Released Parties may sustain as a result of such violation, all reasonable attorneys’ fees and costs incurred by any of the Released Parties as a result of such violation.

d.The agreement and covenant set forth in this Section 8 on the part of each Borrower Party is contractual, and not a mere recital, and the parties hereby acknowledge and agree that no liability whatsoever is admitted on the part of any party, except the obligations of each Borrower Party to Lender arising under the Loan Documents.

9.Borrower Ratification of Liability. Borrower hereby ratifies, reaffirms and confirms all of its payment and performance obligations (including, without limitation, any indemnification obligations) under the Loan Documents to which it is a party. Borrower acknowledges and agrees that, except as specifically set forth in this Agreement, (i) this Agreement and the other documents executed in connection therewith shall not adversely affect any right or remedy of Lender under the Loan Documents, (ii) the execution and delivery of this Agreement and the other documents executed in connection herewith shall in no way diminish in any respect Borrower’s obligations under the Loan Documents to which it is a party, (iii) the execution and delivery of any agreements by any Borrower Party and Lender shall not constitute a waiver by Lender of any of Lender’s rights against any borrower, principal or indemnitor under the Loan Documents, and (iv) the term “Loan Documents” as used in the Loan Documents to which Borrower is a party shall mean and refer to the “Loan Documents” (as such term is defined in this Agreement), as the same are changed by this Agreement and the other documents executed in connection herewith.

10.Indemnitor Reaffirmation.  Indemnitor acknowledges and consents to all of the terms and conditions of this Agreement and does hereby ratify, reaffirm and confirm its obligations under the Environmental Indemnification Agreement, the Recourse Guaranty Agreement, the Interest and Carry Guaranty, and the Completion Guaranty, and hereby acknowledges that, as of the date hereof, its obligations thereunder are subject to no claims, defenses, or offsets.  Indemnitor acknowledges and agrees that, except as specifically set forth in this Agreement, (i) this Agreement and the other documents executed in connection therewith shall not adversely affect any right or remedy of Lender under the Loan Documents, (ii) the execution and delivery of this Agreement and the other documents executed in connection herewith shall in no way diminish in any respect Indemnitor’s obligations under the Environmental Indemnification Agreement, the Recourse Guaranty Agreement, the Interest and Carry Guaranty, and the Completion Guaranty, (iii) the execution and delivery of any agreements by any Borrower Party and Lender shall not constitute a waiver by Lender of any of Lender’s rights against any borrower, principal or indemnitor under the Loan Documents, and (iv) the term “Loan Documents” as used in the Environmental Indemnification Agreement, the Recourse Guaranty Agreement, the Interest and Carry Guaranty, and the Completion Guaranty shall mean and refer to the “Loan Documents” (as such term is defined in this Agreement), as the same are changed by this Agreement and the other documents executed in connection herewith.

11.Confidentiality and Nondisclosure.  The Borrower Parties agree that without the prior written consent of Lender, this Agreement may not be disclosed, copied, duplicated or distributed by the Borrower Parties or their Affiliates to any Person other than (a) the parties to this Agreement, Mezzanine Lender, the Lender Related Parties, the Mezzanine Lender Related Parties, Conversant (or its replacement pursuant to Section 3 hereof), DKCM (or its replacement pursuant to Section 3 hereof) and their respective directors, officers, employees, attorneys, accountants, representatives, consultants, servicers, affiliates, agents, independent auditors and other experts or (b) as may be required by law or legal or judicial process.  For the purposes of this

Section 11, (x) “Lender Related Parties” means, collectively, (i) Lender’s co-lenders and participants, and (ii) potential co-lenders, participants, lenders, bondholders, noteholders, and other Persons that have or may acquire a direct and/or indirect interest in the Loan, and (y) “Mezzanine Lender Related Parties” means, collectively, (i) Mezzanine Lender’s respective co-lenders and participants, and (ii) potential co-lenders, participants, lenders, bondholders, noteholders, and other Persons that have or may acquire a direct and/or indirect interest in either Mezzanine Loan.

12.Limited Extent of Waivers; Compromise and Settlement.  Borrower Parties hereby acknowledge and agree that, except as specifically set forth in this Agreement, nothing herein shall be construed or considered as a waiver by Lender of any Event of Default under the Loan Documents (including, without limitation, the Forbearance Defaults) or a waiver of Lender’s right to resort to any remedy under any of the Loan Documents.  Borrower Parties hereby acknowledge and agree that, except as specifically set forth in this Agreement, Lender has not agreed or consented or acquiesced in any waiver of any Events of Default (including, without limitation, the Forbearance Defaults), but has agreed only to the forbearance of its claims relating to the Loan in strict accordance with this Agreement.  This Agreement is entered into by Lender without prejudice to any of Lender’s rights under the Loan Documents, and upon any expiration or earlier termination of the Forbearance Period, Lender shall have the right to resort to all of its rights and remedies under the Loan Documents.  Notwithstanding the provisions of this Agreement providing for forbearance and notwithstanding any prior waivers issued by Lender (if any), Borrower Parties hereby acknowledge that Borrower is not entitled to any further extension or waivers other than those set forth herein, either expressly, implicitly, by operation of law or otherwise.

13.Waiver of Automatic Stay.  As further consideration for Lender’s entry into this Agreement, each Borrower Party agrees that in the event that it shall: (a) file or be the subject of (i) any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency or other relief for debtors, or (ii) any order for relief issued thereunder; (b) have sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator; or (c) be the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against such party for any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state law relating to bankruptcy, insolvency or relief for debtors (the foregoing “a” through “c” are referred to herein as “Bankruptcy Proceedings”), then Lender shall thereupon be entitled, and Borrower Parties hereby consent, to seek relief from any stay imposed on or against the rights or remedies otherwise available to Lender as provided in the Loan Documents and/or in this Agreement solely to the extent permissible under applicable statutes and court rules. Borrower Parties hereby further agree to take and/or consent to any and all reasonable action necessary to effectuate such relief from the stay solely to the extent permissible under applicable statutes and court rules.

14.Restructuring. The parties hereto acknowledge and agree that they will negotiate and enter into discussions relating to a potential restructuring of the Loan pursuant to the term sheet attached hereto as Exhibit C, with such modifications as are acceptable to the parties hereto in their sole and absolute discretion (the “Restructuring”).  All conditions to the Restructuring, including the loan documents and other agreements entered into in connection therewith, shall be satisfactory to the parties hereto in their sole and absolute discretion (it being agreed that this Agreement does not create, impose or evidence any obligation whatsoever on the part of Lender or any Borrower Party to consummate any Restructuring and the Borrower Parties acknowledge that they shall have the right to pursue other refinancing opportunities available to the Borrower Parties). The parties acknowledge that the Restructuring is subject to the terms of that certain Pre-Negotiation Letter Agreement, dated as of April 11, 2023, among Lender, Borrower and Indemnitor (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Pre-Negotiation Agreement”)); provided, that, notwithstanding that the parties hereto have entered into this Agreement, the parties hereto acknowledge and agree that the Pre-Negotiation Agreement remains in full force and effect.

15.Effect of Agreement. Each Borrower Party and Lender agree that, notwithstanding this Agreement, Borrowers remains in control of the Mortgaged Property as the owner and operator thereof.  Nothing in this Agreement shall: (a) constitute Lender’s taking possession or control of the Mortgaged Property; (b) make Lender a “mortgagee in possession”; or (c) impose on Lender any liability for any of the Mortgaged Property.

16.No Novation.  The parties do not intend this Agreement nor the transactions contemplated hereby to be, and this Agreement and the transactions contemplated hereby shall not, be construed to be, a novation of any of the obligations owing by any Borrower Party under or in connection with the Loan Documents.  Further, the parties do not intend this Agreement or the transactions contemplated hereby to affect the priority of any of Lender’s liens in any of the collateral securing the Indebtedness in any way, including, but not limited to, the liens, security interests and encumbrances created by the Mortgage and the other Loan Documents.

17.No Amendments; Reservation of Rights; No Waiver. This Agreement shall not be deemed to operate as an amendment of or waiver of, or to prejudice, any right, power, privilege or remedy of Lender under the Loan Documents or applicable law (including, without limitation, the right to enforce any and all conditions to Disbursements to Borrower and/or disbursement of any reserve accounts established pursuant to the Loan Agreement), nor shall entering into this Agreement preclude the Lender from refusing to enter into any amendments or further forbearances with respect to the Loan. Other than expressly provided herein, this Agreement shall not constitute a forbearance with respect to (i) any failure by the Borrower Parties to comply with any covenant or other provision in the Loan Documents or (ii) the occurrence or continuance of any present or future default or Event of Default.

18.Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and all of which when taken together shall constitute a single agreement. The words “execution,” signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) or an electronic signature executed through DocuSign. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce

Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. The parties hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of the signature, and hereby agree that such electronically transmitted or signed signatures shall be conclusive proof, admissible in judicial proceedings, of the parties’ execution of this Agreement.

19.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and each of their respective successors and assigns.

20.Authority. Each party hereto (i) represents and warrants that it is authorized to enter into this Agreement, and (ii) acknowledges that the other party to this Agreement has relied upon such representation and warranty.

21.Entire Agreement. This Agreement constitutes the entire and final agreement among the parties and there are no agreements, understandings, warranties or representations among the parties except as set forth and contemplated herein.

22.Severability. If any clause or provision of this Agreement is determined to be illegal, invalid or unenforceable under any present or future law by the final judgment of a court of competent jurisdiction, the remainder of this Agreement will not be affected thereby. It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provision as is possible and be legal, valid and enforceable.

23.Further Assurances. The Borrower Parties agree to take all further actions and execute all further documents as Lender may from time to time reasonably request to carry out the transactions contemplated by this Agreement and all other agreements executed and delivered in connection herewith.

24.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

25.Lender Not Liable for Expenses; No Joint Venture.  Nothing in this Agreement shall be intended or construed to hold Lender liable or responsible for any expenses, disbursements, liabilities or obligations of any kind or nature whatsoever, including but not limited to, wages, salaries, payroll taxes, withholding, benefits or other amounts payable to or on behalf of Borrower.  This Agreement shall not constitute a joint venture or partnership agreement of any kind between the parties hereto, or otherwise create the relationship of joint venturers or partners among the parties hereto.

26.Costs and Expenses.  Each Borrower Party agrees that the following are secured by the Loan Documents: (a) all of Lender’s reasonable out-of-pocket costs and expenses in connection with the preparation, execution, delivery, and administration of this Agreement and, to the extent provided in the Loan Documents, Lender’s reasonable out-of-pocket costs and expenses in connection with any discussions or correspondences prior to the date of this Agreement, including, in each case, without limitation, the reasonable fees and disbursements of counsel for Lender, (b) to the extent provided in the Loan Documents, all costs and expenses incurred on or prior to the date hereof by Lender, in connection with the enforcement of the Loan Documents, including, without limitation, reasonable attorneys’ fees if collection is by or through an attorney at law, and (c) to the extent provided in the Loan Documents, all reasonable out-of-pocket costs and expenses in connection with any refinancing, renegotiation or restructuring of the Loan Documents and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and expenses of counsel for Lender).

27.Notices.   All notices, consents, approvals and requests required or permitted hereunder shall be given in accordance with Section 14.1 of the Loan Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the Forbearance Effective Date.

BORROWER:

TPHGREENWICH OWNER LLC,
a Delaware limited liability company

By:	/s/ Steven Kahn
Name: Steven Kahn
Title: Chief Financial Officer

INDEMNITOR:

TRINITY PLACE HOLDINGS INC.,
a Delaware corporation

By:	/s/ Steven Kahn
Name: Steven Kahn
Title: Chief Financial Officer

[Signatures continue on next page]

LENDER AND ADMINISTRATIVE AGENT:

MACQUARIE PF INC.,
a Delaware corporation

By:	/s/ Jackie Hamilton
Name: Jackie Hamilton
Title: Authorized Signatory

By:	/s/ Gautham Srinivas
Name: Gautham Srinivas
Title: Authorized Signatory

MEZZANINE LENDER CONSENT

By its execution below, Mezzanine Lender hereby consents to the Forbearance Agreement.

TPHS LENDER II LLC,
a Delaware limited liability company

By: Midtown Acquisitions GP LLC, its Manager

By:	/s/ Joshua D. Morris
Name: Joshua D. Morris
Title: Manager

ANNEX I – FORBEARANCE DEFAULTS

1.Any failure by the Borrower to make payments under the Loan Agreement including, without limitation, interest payments due on September 1, 2023 and principal and interest payments due at maturity.

2.Any failure by the Borrower to achieve any Milestone Construction Hurdles (as defined in the Loan Agreement) as and when required under the Loan Agreement, or to satisfy the Quarterly Sales Hurdle (as defined in the Loan Agreement) or make the related prepayment as and when required under the Loan Agreement.